                                                                    EXHIBIT 99.2


                        SELECTED FINANCIAL DATA OF TELEX

     Set forth below are certain selected financial data of Telex (referred to also as the "Company") as of September 30, 2001 and December 31, 2000, for the three months ended September 30, 2001 and 2000, and for the nine months ended September 30, 2001 and 2000 (the "Selected Data"). Financial data as of December 31, 2000 have been derived from the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 16, 2001. Financial data as of September 30, 2001, for the three months ended September 30, 2001 and 2000, and for the nine months ended September 30, 2001 and 2000 have been derived from Telex's unaudited financial statements. Financial data as of September 30, 2001 and for the three and nine months ended September 30, 2001 are preliminary, and are subject to change based on further review of these unaudited results. Financial data as of September 30, 2000 and for the three and nine months ended September 30, 2000 are derived from the Company's previously filed Form 10-Q.

     The Selected Data does not, whether on a pro forma basis or otherwise, (i) give effect to the previously-disclosed proposed debt restructuring ("Restructuring Transactions"), or (ii) purport to present the financial condition or results of operations of the Company if the Restructuring Transactions are not accomplished. As part of the Restructuring Transactions, the Company is seeking waivers for defaults as of September 30, 2001 from the lenders of its senior secured credit facility, the senior secured notes and the senior subordinated notes. The Selected Data and the discussion that follows include the classification of the Company's long-term debt in accordance with the terms of the original debt agreements.

                           TELEX COMMUNICATIONS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (UNAUDITED)

                                                                             September 30,      December 31,
                                                                                 2001              2000
                                                                             -------------      ------------
                                                      ASSETS
Current assets:
     Cash and cash equivalents                                                 $   4,319         $   2,701
     Accounts receivable, net                                                     51,863            46,522
     Inventories                                                                  51,445            59,857
     Other current assets                                                          5,599             7,686
                                                                               ---------         ---------
         Total current assets                                                    113,226           116,766

Property, plant and equipment, net                                                38,509            40,870
Deferred financing costs, net                                                      7,685             8,438
Intangible and other assets, net                                                  55,622            57,656
                                                                               ---------         ---------
                                                                               $ 215,042         $ 223,730
                                                                               =========         =========

                                     LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
     Revolving lines of credit                                                 $  30,195         $  27,539
     Current maturities of long-term debt                                         31,319            33,476
     Accounts payable                                                             16,288            13,100
     Accrued wages and benefits                                                    7,618             7,323
     Accrued interest                                                             12,054             5,769
     Other accrued liabilities                                                    14,008            12,686
     Income taxes payable                                                          7,871             9,425
                                                                               ---------         ---------
         Total current liabilities                                               119,353           109,318

Long-term debt                                                                   293,468           279,186
Other long-term liabilities                                                       10,835            10,655
                                                                               ---------         ---------
         Total liabilities                                                       423,656           399,159
                                                                               ---------         ---------

Shareholder's deficit:
     Common stock and capital in excess of par                                     3,147             3,147
     Accumulated other comprehensive loss                                         (6,971)           (6,508)
     Accumulated deficit                                                        (204,790)         (172,068)
                                                                               ---------         ---------
         Total shareholder's deficit                                            (208,614)         (175,429)
                                                                               ---------         ---------
                                                                               $ 215,042         $ 223,730
                                                                               =========         =========

                           TELEX COMMUNICATIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)
                                   (UNAUDITED)

                                                               Three months ended                      Nine months ended
                                                       ---------------------------------     ----------------------------------
                                                         September 30,     September 30,        September 30,     September 30,
                                                              2001             2000                 2001              2000
                                                       ----------------   ---------------     ----------------  ---------------
Net sales                                                 $  72,595          $ 85,949            $ 221,039          $254,526
Cost of sales                                                51,538            53,674              143,222           156,501
                                                          ---------          --------            ---------          --------
               Gross profit                                  21,057            32,275               77,817            98,025
                                                          ---------          --------            ---------          --------
Operating expenses:
     Engineering                                              2,982             3,489                9,779            10,522
     Selling, general and administrative                     21,405            21,907               65,908            64,692
     Corporate charges                                          429               429                1,287             1,287
     Amortization of goodwill and other intangibles             500               514                1,507             1,544
     Restructuring charges                                       --                --                  915             9,703
                                                          ---------          --------            ---------          --------
                                                             25,316            26,339               79,396            87,748
                                                          ---------          --------            ---------          --------
               Operating profit (loss)                       (4,259)            5,936               (1,579)           10,277
Interest expense, net                                        10,131             9,659               29,624            27,348
Other expense (income)                                          124              (143)                (392)          (10,333)
                                                          ---------          --------            ---------          --------
Loss before income taxes                                    (14,514)           (3,580)             (30,811)           (6,738)
Provision for income taxes                                      775               699                1,911             2,080
                                                          ---------          --------            ---------          --------
               Net loss                                   $ (15,289)         $ (4,279)           $ (32,722)         $ (8,818)
                                                          =========          ========            =========          ========

                           TELEX COMMUNICATIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (UNAUDITED)

                                                                                                 Nine months ended
                                                                                       ------------------------------------
                                                                                          September 30,       September 30,
                                                                                              2001                2000
                                                                                       ------------------  ----------------
Operating activities:
      Net loss                                                                             $ (32,722)           $ (8,818)
      Adjustments to reconcile net loss to cash flows from operations:
          Depreciation and amortization                                                        8,941               9,268
          Loss (gain) on sale of facilities, product lines and intangible assets                 181              (1,140)
          Amortization of finance charges and pay-in-kind interest charge                      4,112               1,519
          Restructuring charges                                                                  915               9,703
          Change in operating assets and liabilities                                           9,286              (3,891)
          Change in long-term liabilities                                                        223                 922
          Other, net                                                                           3,831                 247
                                                                                           ---------            --------
      Net cash (used in) provided by  operating activities                                    (5,233)              7,810
                                                                                           ---------            --------

INVESTING ACTIVITIES:
      Additions to property, plant and equipment                                              (4,959)             (8,771)
      Proceeds from sale of facilities, product lines and intangible assets                       79               2,699
      Distributions from (investment in) joint venture                                           166                (550)
                                                                                           ---------            --------
      Net cash used in investing activities                                                   (4,714)             (6,622)
                                                                                           ---------            --------

FINANCING ACTIVITIES:
      Borrowings (repayments) under revolving lines of credit, net                             2,826               4,992
      Repayment of long-term debt                                                             (8,705)             (6,610)
      Borrowings of long-term debt                                                            18,800                 939
      Payments of deferred financing costs                                                    (1,344)                 --
                                                                                           ---------            --------
      Net cash provided by (used in) financing activities                                     11,577                (679)
                                                                                           ---------            --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS:                                    (12)               (139)
                                                                                           ---------            --------
CASH AND CASH EQUIVALENTS:
      Net increase (decrease)                                                                  1,618                 370
      Beginning of period                                                                      2,701               3,239
                                                                                           ---------            --------
      End of period                                                                        $   4,319            $  3,609
                                                                                           =========            ========

SUPPLEMENTAL DISCLOSURES OF CASH PAID FOR:
      Interest                                                                             $  19,227            $ 26,780
                                                                                           =========            ========
      Income taxes (refunds), net                                                          $   3,160            $   (445)
                                                                                           =========            ========

          MANAGEMENT DISCUSSION AND ANALYSIS OF SELECTED DATA OF TELEX

     This Management's Discussion and Analysis of Selected Data of Telex, as well as other sections of this report, contains forward-looking statements, including, without limitation, statements relating to the Company's plans, strategies, objectives and expectations, that are based on management's current opinions, beliefs, or expectations as to future results or future events and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve known and unknown risks and uncertainties and the Company's actual results may differ materially from those forward-looking statements. While made in good faith and with a reasonable basis based on information currently available to the Company's management, there is no assurance that such opinions or expectations will be achieved or accomplished. The Company does not undertake to update, revise or correct any of the forward-looking information contained in this document. The following factors, in addition to those discussed elsewhere in this report, are representative of those factors that could affect the future results of the Company, and could cause results to differ materially from those expressed in such forward-looking statements: (i) the timely development and market acceptance of new products; (ii) the financial resources of competitors and the impact of competitive products and pricing; (iii) changes in general and industry specific economic conditions on a national, regional or international basis; (iv) changes in laws and regulations, including changes in accounting standards; (v) the timing of the implementation of changes in operations to effect cost savings; (vi) opportunities that may be presented to and pursued by the Company; (vii) the Company's ability to access external sources of capital; and (viii) such risks and uncertainties as are detailed from time to time in the Company's reports and filings with the Securities and Exchange Commission.



RESULTS OF OPERATIONS

     Net Sales: The Company's net sales decreased 15.5 percent, or $13.3 million, from $85.9 million for the three months ended September 30, 2000 to $72.6 million for the three months ended September 30, 2001. Net sales decreased
13.2 percent, or $33.5 million, from $254.5 million for the nine months ended September 30, 2000 to $221.0 million for the nine months ended September 30, 2001. The decline in net sales for the three and nine month periods ended September 30, 2001, is attributed primarily to lower speaker sales, lower sales of products to the computer industry, both in large part due to the slowdown of the economy in 2001, and to lower hearing instrument sales.

     Gross Profit: The Company's gross profit decreased $11.2 million, or 34.7 percent, from $32.3 million for the three months ended September 30, 2000 to $21.1 million for the three months ended September 30, 2001. Gross profit decreased $20.2 million, or 20.6 percent, from $98.0 million for the nine months ended September 30, 2000 to $77.8 million for the nine months ended September 30, 2001. Included in the three months ended September 30, 2001 period is a one-time charge of $6.2 million attributed to a reserve provided for excess and obsolete inventories, resulting primarily from the slowdown in sales and to the Company's effort to better manage its inventories and manufacturing operations through SKU reductions. Excluding this one-time charge, as a percent of net sales, the gross margin rate of 37.6 percent and 38.0 percent, respectively, for the three months and nine months ended September 30, 2001 decreased slightly from 37.6 percent and 38.5 percent for the corresponding periods in 2000. The slight decrease in the 2001 gross margin rate, excluding the $6.2 million charge, is mainly attributed to lower sales volumes, and early-in-the-year manufacturing inefficiencies attributed to the startup of a new manufacturing plant and to the shutdown of certain existing manufacturing facilities.

     Engineering: The Company's engineering expenses decreased $0.5 million, or
14.3 percent, from $3.5 million for the three months ended September 30, 2000 to $3.0 million for the three months ended September 30, 2001. Engineering expenses decreased $0.7 million, or 6.7 percent, from $10.5 million for the nine months ended September 30, 2000 to $9.8 million for the nine months ended September 30, 2001. The decrease in spending for the three and nine month periods in 2001 from the corresponding periods in 2000 is attributed primarily to the benefit from consolidation and streamlining of the engineering operations from two facilities to the Company's corporate headquarters in Minnesota.

     Selling, General and Administrative: The Company's selling, general and administrative expenses decreased $0.5 million, or 2.3 percent, from $21.9 million for the three months ended September 30, 2000 to $21.4 million for the three months ended September 30, 2001. Selling, general and administrative expenses increased $1.2 million, or 1.9 percent, from $64.7 million for the nine months ended September 30, 2000 to $65.9 million for the nine months ended September 30, 2001. Included in the three months ended September 30, 2001 period is a one-time charge of $2.8 million for reserve for bad debts attributed to accounts the Company now believes are potentially uncollectable. Excluding this one-time charge, selling, general and administrative expenses for the three months and nine months ended September 30, 2001 decreased $3.3 million, or 15.1 percent, and $1.6 million, or 2.5 percent, respectively, from the corresponding periods in 2000. The decrease is attributed to spending controls the Company implemented in light of the slowdown in sales, offset by spending increases for advertising and promotion, rent associated with the new corporate headquarters and professional fees and other costs incurred in connection with the Company's amendments to existing debt agreements and with obtaining additional debt.

     Corporate Charges: Corporate charges of $1.3 million in each of the nine months ended September 30, 2001 and 2000 represent fees to Greenwich Street Capital Partners, L.P. for consulting and management services provided under a management and services agreement.

     Amortization of Goodwill and Other Intangibles: Amortization of goodwill and other intangibles was $1.5 million for each of the nine months ended September 30, 2001 and 2000. No impairment charges were required in either period.

     Restructuring Charges: The Company recorded pretax restructuring charges of $0.9 million for the nine months ended September 30, 2001 attributable to a reduction of 110 employees in its workforce in the United States and Canada.

     For the nine months ended September 30, 2000 the Company recorded pretax restructuring charges of $9.7 million (reduced by $0.9 million for the three months ended December 31, 2000) attributable to consolidation of certain of its United States manufacturing, engineering, marketing, services and administrative operations to reduce costs and to increase operating efficiencies. Included in the restructuring charge are $4.9 million of expected cash expenditures, primarily related to severance pay, and $4.8 million of non-cash charges, primarily related to discontinued product lines.

     As of September 30, 2001, approximately $0.2 million of severance costs remained to be paid substantially over the next twelve months.

     Other Income: The Company's other income decreased $9.9 million from $10.3 million for the nine months ended September 30, 2000 to $0.4 million for the nine months ended September 30, 2001. Other income for the nine months ended September 30, 2001, includes one-time proceeds of $0.2 million related to settlement of a patent infringement claim and foreign currency gains of $0.2 million. The significant components of other income in the nine months ended September 30, 2000 were $6.5 million of income attributed to the restructuring of a license agreement to provide for a one-time, up-front fee in lieu of future royalties, offset by $0.2 million of related expenses, a $1.0 million gain on the sale of a trademark and $2.1 million proceeds from an insurance settlement related to a lawsuit filed by the Company's former CEO.

     Interest Expense: The Company's net interest expense increased $2.3 million from $27.3 million for the nine months ended September 30, 2000 to $29.6 million for the nine months ended September 30, 2001. The increase in net interest expense is attributable to higher average outstanding indebtedness offset somewhat by lower interest rates on its senior secured credit facility, and is also attributed to a one-time interest income of $1.4 million, included in the nine months ended September 30, 2000 period, associated with an arbitration ruling related to a dispute arising out of the Company's purchase of Mark IV Industries, Inc. Audio Products Group in December 1996.

     Income Taxes: The Company's income tax benefit, excluding the income tax provision related to the net deferred tax asset valuation allowance, was 31.9 percent of the pretax loss for the nine months ended September 30, 2001, compared with 34.9 percent for the nine months ended September 30, 2000. The decrease in the effective tax rate is principally due to the use of net operating losses by certain foreign subsidiaries for the nine months ended September 30, 2000.

     As of September 30, 2001, the Company has provided $6.0 million for tax liability, penalties, and accrued interest related to the unsettled dispute with the IRS for taxable years 1990 through 1995. The Company has agreed with the IRS on the final amount of the tax liability to be paid, and plans to negotiate an installment payment plan with the IRS.

     The Company has established a net deferred tax valuation allowance of $44.7 million due to the uncertainty of the realization of future tax benefits. The realization of the future tax benefits related to the deferred tax asset is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the adequacy of the valuation allowance for financial reporting purposes.

     EBITDA: The Company's earnings before interest expense, income taxes, depreciation and amortization expense (EBITDA) and Adjusted Operating EBITDA (EBITDA after adjustments for certain items) for the nine months ended September

30, 2001 and 2000 and the twelve months ended September 30, 2001 and December 31, 2000 are as follows:



                                                      EBITDA*
                                              (Dollars in thousands)

                                     Nine months ended         Nine months ended     Twelve months ended      Twelve months ended
                                    September 30, 2001        September 30, 2000      September 30, 2001        December 31, 2000
                                   --------------------     ---------------------    -------------------     --------------------
Operating profit/(loss)                       $ (1,579)                 $ 10,277                $ (1,685)                $ 10,169
Depreciation expense                             7,434                     7,724                  10,942                   11,232
Amortization of goodwill and
  other intangibles                              1,507                     1,544                   2,186                    2,223
                                   -------------------      --------------------     -------------------     --------------------

     Operating EBITDA                            7,362                    19,545                  11,443                   23,624


Contingent recapitalization
  expenses                                          84                       156                      84                      156
Corporate charges                                1,287                     1,287                   1,716                    1,716
Consolidation costs (1)                          2,481                     2,404                   4,867                    4,790
Unusual charges (2)                              9,000                        --                   9,000                       --
Restructuring charges                              915                     9,703                      24                    8,812
Refinancing costs                                1,500                        --                   1,500                       --
                                   -------------------      --------------------     -------------------     --------------------

     Adjusted Operating EBITDA                $ 22,629                  $ 33,095                $ 28,634                 $ 39,098
                                   ===================      ====================     ===================     ====================

-----------------

 *   Excludes non-operating income/expense.

(1) As part of the restructuring and consolidation of the operations, Telex incurred certain consolidation costs not classifed as restructuring charges. Such consolidation costs include duplicate personnel and facility costs during the restructuring transition period, inefficiencies related to shut-down of existing facilities and start up of a new manufacturing plant and costs related to relocation of products, personnel and equipment.

(2) In the third quarter ended September 30, 2001, the Company took a $9.0 million one-time charge. The charge includes a $6.2 million reserve for excess and obsolete inventories, resulting primarily from the slowdown in sales and to the Company's effort to better manage its inventories and manufacturing operations through SKU reductions, and a $2.8 million reserve for bad debts attributed to accounts the Company now believes are potentially uncollectible.


     Operating EBITDA and Adjusted Operating EBITDA are included in this discussion because management understands that such information is considered by certain investors to be an additional basis on which to evaluate the Company's ability to service debt, and make capital expenditures and other investments. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP") and it should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income and cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Moreover, EBITDA is not a standardized measure and may be calculated in a number of ways. Accordingly, the EBITDA information provided might not be comparable to other similarly titled measures provided by other companies. Excluded from Operating EBITDA and Adjusted Operating EBITDA are certain charges and income, as described above, which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. Operating EBITDA and Adjusted Operating EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with GAAP.